Exhibit 99.1

News Release

Lockheed Martin to Acquire Aerojet Rocketdyne, Strengthening Position as Leading Provider of Technologies to Deter Threats and Help Secure the United States and its Allies

Aerojet Rocketdyne’s Complementary Capabilities and Skilled Workforce to Enable Growth in Hypersonics, Tactical Missiles, Integrated Air and Missile Defense, Strategic Systems and Space Exploration

Provides Greater Value and Innovation for Customers by Integrating Critical Component of Supply Chain

Total Transaction Value of $4.4 Billion

Lockheed Martin to Host Analyst and Investor Webcast at 8:30 a.m. EST on Monday, Dec. 21, to Discuss the Transaction

BETHESDA, Md., Dec. 20, 2020 – Lockheed Martin Corporation (NYSE: LMT) today announced it has entered into a definitive agreement to acquire Aerojet Rocketdyne Holdings, Inc. (NYSE: AJRD) for $56 per share in cash, which is expected to be reduced to $51 per share after the payment of a pre-closing special dividend. This represents a post-dividend equity value of $4.6 billion and a total transaction value of $4.4 billion including the assumption of net cash.

As part of approving the transaction, Aerojet Rocketdyne announced a special cash dividend, revocable at its option through the payment date, of $5 per share to its holders of record of common stock and convertible senior notes (on an as-converted basis) as of the close of business on March 10, 2021, and payable on March 24, 2021.

“Acquiring Aerojet Rocketdyne will preserve and strengthen an essential component of the domestic defense industrial base and reduce costs for our customers and the American taxpayer,” said James Taiclet, Lockheed Martin president and CEO. “This transaction enhances Lockheed Martin’s support of critical U.S. and allied security missions and retains national leadership in space and hypersonic technology. We look forward to welcoming their talented team and expanding Lockheed Martin’s position as the leading provider of 21st century warfare solutions.”

With 2019 revenue of approximately $2 billion, nearly 5,000 employees, and 15 primary operations sites across the United States, Aerojet Rocketdyne is a world-recognized aerospace and defense rocket engine manufacturer. Aerojet Rocketdyne has deep customer relationships and significant demand for its innovative technologies. The proposed acquisition adds substantial expertise in propulsion to Lockheed Martin’s portfolio, and expands on the solid foundation built by Lockheed Martin and Aerojet Rocketdyne over many years. Aerojet Rocketdyne’s propulsion systems are already a key component of Lockheed Martin’s supply chain and several advanced systems across its Aeronautics, Missiles and Fire Control and Space business areas.

The transaction is expected to close in the second half of 2021 and is subject to the satisfaction of customary closing conditions, including regulatory approvals and approval by Aerojet Rocketdyne’s stockholders. Lockheed Martin has a history of successful integrations and will work to efficiently deliver the many strategic and financial benefits of this transaction. A transition team will be formed to allow for a seamless integration and ensure continuity for customers, employees and other stakeholders.

Conference Call Information
Lockheed Martin will host a live webcast on Monday, Dec. 21, at 8:30 a.m. EST to discuss this transaction. The webcast and relevant financial charts will be available for download on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor.

About Lockheed Martin
Headquartered in Bethesda, Maryland, Lockheed Martin Corporation is a global security and aerospace company that employs approximately 110,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

Please follow @LMNews on Twitter for the latest announcements and news across the corporation.

Media Contacts:
Jarrod Agen, vice president, Global Media and Digital Communications, +1 301-897-6412, jarrod.p.agen@lmco.com
Trent Perrotto, director, Global Media Relations, +1 301-214-3504, trent.j.perrotto@lmco.com

Investor Relations Contacts:
Greg Gardner, vice president, Investor Relations, +1 301-897-6584, greg.m.gardner@lmco.com
David Weston, director, Investor Relations, +1 301-897-6455, david.weston@lmco.com

Forward Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions, including, among other things, statements regarding the proposed acquisition and the expected benefits of the proposed acquisition, including expected synergies and costs savings and the potential for growth and expanded capabilities and customer relationships as a result of the proposed acquisition; the anticipated timing of the proposed acquisition and financing of the proposed acquisition; payment of Aerojet Rocketdyne’s special dividend; the future performance of Lockheed Martin or of Aerojet Rocketdyne’s business if the proposed acquisition is completed;

and future and estimated results of operations and cash flows of Lockheed Martin. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast,” and similar expressions are intended to identify forward-looking statements. There can be no assurance that any transaction or future events will occur as anticipated, if at all, or that actual results will be as expected. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as: the failure to obtain, delays in obtaining, or adverse conditions contained in any required regulatory or other approvals for consummation of the acquisition, the possibility that Aerojet Rocketdyne stockholders may not approve the proposed acquisition; the failure to consummate or a delay in consummating the proposed acquisition for other reasons; the failure by Lockheed Martin to obtain any necessary financing on favorable terms or at all; Lockheed Martin’s or Aerojet Rocketdyne’s business being disrupted due to transaction-related uncertainty; the failure to successfully and timely integrate Aerojet Rocketdyne and realize the expected synergies, cost savings and other benefits of the acquisition; the risk of litigation relating to the proposed acquisition; competitive responses to the proposed acquisition; unexpected liabilities, costs, charges or expenses resulting from the acquisition; and potential adverse reactions or changes to business relationships from the announcement or completion of the acquisition. These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see Lockheed Martin’s filings with the U.S. Securities and Exchange Commission (“SEC”) including, but not limited to, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in its Annual Report on Form 10-K for the year ended Dec. 31, 2019 and subsequent quarterly reports on Form 10-Q. Lockheed Martin’s filings may be accessed through the investor relations section of its website at www.lockheedmartin.com or through the website maintained by the SEC at www.sec.gov. Except where required by applicable law, Lockheed Martin expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

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